UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2010
LIBERATOR MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-05663	87-0267292

(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)
2979 SE Gran Park Way, Stuart, Florida 34997

(Address of Principal Executive Offices)
(772) 287-2414

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
On October 21, 2010, Tyler Wick, was appointed to the Board of Directors of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”).
As compensation for his services as a director, Mr. Wick will receive an annual fee of $10,000, payable quarterly, and an option vesting over two years to purchase 50,000 shares of common stock at the current OTCBB market price. Mr. Wick’s biographical information is set forth below.
Tyler Wick, 39, co-founded Ticonderoga and has over thirteen years of industry tenure including eleven years of private equity experience. His private equity experience includes serving as an Associate at Dillon Read Venture Capital and ten years at Ticonderoga Capital. Previously, Mr. Wick was an Associate in the healthcare practice of the investment-banking group of Advest, Inc., where he focused on private placements and mergers and acquisitions for middle market healthcare services companies. Prior to Advest, he was a consultant with the Mentor Group, an international legal consulting firm. Mr. Wick is a member of the Board of Directors of AFS Technologies, ALN Medical Management, Brainshark, Octagon Research, Outside the Classroom and Softrax and is an Observer to the Boards of nuBridges and Construction Software Technologies. He is also a member of the Executive Committee of NERASBIC and serves on the Board of Directors for the Boston Chapter of the Association for Corporate Growth. Mr. Wick received a B.A. degree Cum Laude from Amherst College.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR MEDICAL HOLDINGS, INC. Registrant
Dated: October 22, 2010	/s/ Mark A. Libratore
Mark A. Libratore, President

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